Exhibit 10.27

AGREEMENT FOR PROVISION OF NATURAL GAS

FACILITIES FOR UNUSUAL FACILITY REQUIREMENTS

PART I

Date of Agreement:	February 13, 2007
Work Order Numbers:	1544-4219 Gas Meter Installation
06631473 Gas Service (Sketch Attached)
2022 Gas Odorizer
2506 City Gate Installation

Company:	Customer:

CONSUMERS ENERGY COMPANY	LIBERTY RENEWABLE FUELS, LLC
A Michigan Corporation	David Skjaerlund, PhD

(Name)

One Energy Plaza	3508 East M-21
(Street and Number)	(Street and Number)

Jackson,MI 49201	Corunna, MI 48817
(City, State and ZIP Code)	(City, State and ZIP Code)

Attention: Corporate Account Manager

Service Location:	1266 E. Washington, Ithaca

Township:	North Star	County: Gratiot

(Section:	5 & 8 Town: 10 North	Range: 2 West )

Anticipated Completion Date:	July 1, 2008
Total Estimated Cost of Facilities:	$2,481,000.00
Deposit Subject to Refund:	$2,480,300.00
Nonrefundable Contribution:	$700.00

Total Estimated Payment:	$2,481,000.00

Part II, Terms and Conditions, on the reverse side of hereof are a part of this Agreement.

CUSTOMER ACKNOWLEDGES HAVING READ SAID TERMS AND CONDITIONS.

CONSUMER ENERGY COMPANY		LIBERTY RENEWABLE FUELS, LLC

By	/s/ Paul N. Preketes	By	/s/ David Skjaerlund
	(Signature)		(Signature)

Paul N. Preketes			David Skjaerlund, PhD
	(Print or Type Name)		(Print or Type Name)

Title	Senior Vice President for Energy Delivery	Title	President and CEO

PART II

TERMS AND CONDITIONS

1.	Request for Service: The Customer requests the Company to provide natural gas service to the location described in Part I. In order to provide such natural gas service, it will be necessary for the Company to install facilities for an operation considered “Unusual Facilities” by the Company. (See the Company’s Schedule of Rates Governing the Sale of Natural Gas Service, hereinafter termed Rate Schedule Rule B2.4.) The general location and type of these facilities are shown on the Work Order sketch attached.

The facilities required to serve the location described in Part I includes the construction of a new city gate installation with an approximate capacity of 590 Mcfh, the construction of approximately 400 feet of 6 high pressure service line and the construction of a meter installation with an approximate capacity of 590 Mcfh serving the customers fuel line the requested delivery pressure of 60 psig.

2.	Application of Rate Schedule: Except for the special conditions pertaining to deposit and refunds contained in this Agreement due to the nature of the facilities to be provided, this Agreement and the construction and operation of the facilities shall be subject to the Rate Schedule and any modifications or replacements thereof as may be applicable, copies of which will be furnished to the Customer upon request. The Customer shall pay the Company the Total Estimated Cost stated in Part I, as set forth in paragraph 13 below. The Company shall construct these facilities with all reasonable dispatch, upon receipt of the Total Estimated Cost stated in Part I. If construction of these facilities is delayed due to action or inaction of the Customer, the Company may terminate this Agreement by written notice to the Customer. Upon such termination, the Company will refund the Customer’s payment, less any expenses incurred to provide service to the location described in Part I of this Agreement, without interest.

If any portion of the facilities is to be installed between December 15 and April 15, the Customer shall pay the Company, prior to installation of said extension or portion thereof, an additional nonrefundable contribution (winter charge) per trench foot for the portion of said line extension installed during said period. No portion of said facilities will be installed between December 15 and April 15, unless the Customer has paid such additional contribution. Further, a nonrefundable contribution in addition to that provided for herein may be required where, in the Company’s judgment, practical difficulties (not considered in determining the nonrefundable contribution included herein) such as water conditions or rock near the surface are encountered during construction. If the Customer does not make the additional contribution within 15 days after written notice of the amount of the additional contribution, the Company may, at its option, refund all payments made to it hereunder by the Customer, without interest, and with reasonable expenses incurred by the Company on account of this Agreement deducted therefrom, and this Agreement shall thereupon terminate.

3.	Deposit Requirements: The Customer agrees to pay a deposit of the estimated cost of the facilities to be constructed, as set forth in paragraph 13 below, subject to refund, as set forth in paragraph 4 below. If, for any reason beyond the Company’s control, the cost of the facilities varies significantly, the Company will notify the Customer in writing and has the right to delay or suspend all construction of facilities until a response is received from the Customer accepting the revised estimated cost. If this acceptance is not received, the Company may refund all payments made to it hereunder by the Customer, without interest, and with reasonable expenses incurred by the Company on account of this Agreement deducted therefrom, and this Agreement shall thereupon terminate.

4.	Deposit Refunds: The Company shall refund all or a portion of the deposit over a period of 5 years from the date that construction of the Company’s facilities is completed. Refunds shall not exceed the refundable deposit and the deposit shall bear no interest. Calculations of Revenue shall exclude Gas Cost Recovery charges, surcharges and sales tax. The Company shall calculate estimates of revenues upon which refunds shall be issued.

a.	The Company shall refund to the Customer 100% of the incremental increase in the amount of actual Revenue paid to the Company over the Base Revenue, within 45 days of the end of the first complete 12-month period following the date on which construction of the Company’s facilities were completed. The increase shall be calculated by reviewing the revenue received during the 24-month period ending the month prior to completion of construction of the Company's facilities divided by two, to be defined as the Base Revenue.

b.	The Company shall refund to the Customer 100% of the incremental Revenue increase over the Base Revenue for each of the following four successive 12-month periods following the date on which construction of the Company’s facilities were completed.

c.	The Company shall retain any portion of the deposit remaining at the end of the fifth 12-month period following the date on which construction of the Company’s facilities were completed, and no further refund(s) will be paid.

5.

Property Rights: As a condition precedent to the installation of the facilities, the Customer shall secure and deliver to the Company, at no expense to the Company, recordable instruments, in form and substance satisfactory to the Company, granting such unencumbered property rights as the Company deems appropriate and necessary for the installation and maintenance of said facilities. If said rights are not delivered to the Company within 30 days of this Agreement, the Company may at its Option, refund all payments made to it hereunder by the Customer, without interest, and with reasonable expenses incurred by the Company on account of this Agreement deducted therefrom, and this Agreement shall thereupon terminate.

6.	Site Preparation: The Customer shall provide rough grading (not more than 3 inches below finished grade) so that the Customers service line can be properly installed in relation to the finished grade level and shall thereafter maintain the average ground elevation within 6 feet of any conduit or pipe at a level not exceed 12 inches above or below the grade level established at the time of installation of said facilities. The Company will backfill and place excavated earth over the Customer’s service line. The Customer is responsible for the final restoration of the area.

7.	Site Responsibilities: The Customer shall provide, at no expense to the Company, a 24-Foot-wide path of crushed gravel along the access drive to the facilities. The Customer is responsible for obtaining all necessary governmental approvals and permits.

8.	Inability to Perform and Postponement or Construction: Upon execution of this Agreement and compliance in full by the Customer with all conditions to be performed by it as contained herein and in the Rate Schedule, the Company, subject to weather, labor disputes, availability of necessary materials, and any other cause beyond the reasonable control of the Company, shall construct such facilities so as to make service available to the Customer to be served by such facilities on or about the completion date stated in Part I. Notwithstanding the foregoing, if, in the sole judgment of the Company, it does not appear that the Customer will in fact require and be prepared to receive such service upon completion of such facilities, the Company may, upon notice thereof to the Customer, postpone construction of said facilities until such time as, in the sole judgment of the Company Customers will require and be prepared to receive such service. In the event of such postponement by the Company the Customer may, upon notice thereof to the Company, cancel this Agreement at any time prior to the commencement of installation of said facilities by the Company. If prior to the end of any such postponement by the Company, the deposit required for installation of said facilities increases or decreases due to changes in the estimated cost, the Company may, prior to construction, require the Customer to (1) execute an amendment to this Agreement reflecting said changes in costs and (2) pay such additional cost. If the Customer fails to execute such amendment and pay such additional costs within 30 days after presentation of such amendment to the Customer, or if any such postponement of construction continues for more than 12 months, the Company may, upon notice thereof to the Customer, cancel this Agreement. In the event of such cancellation either by the Customer or by the Company as aforesaid, the Company shall refund all payments made to it hereunder by the Customer less reasonable expenses incurred to provide service, without interest.

9.	Notices: All notices required hereunder shall be in writing and shall be sent by United States mail or delivered in person to the parties at their respective addresses as set forth in Part I. Either party may at any time change the addressee or address to which notices to it are to be mailed or delivered by giving notice of such change to the other party.

10.	Title to facilities: The title to the facilities shall vest in the Company and the Customer shall have no interest therein by reason of any payment under this Agreement.

11.	Rate Schedule for Natural Gas Service: The Agreement does not include the providing of natural gas service. Natural gas service will be provided at an available rate in accordance with the Rate Schedule.

12.	Assignment: This Agreement shall not be assigned by the Customer except with the previous written consent of the Company and any attempted assignment without such consent shall be void.

13. Deposit: The estimated cost of the facilities is:	City Gate (Including Odorizer)	$2,118,000
	Meter	$291,000
	Service Line	$72,000
	Total	$2,481,000

The Customer shall pay the Total Estimated Cost as follows:	$ 343,000 upon execution of this Agreement
$ 1,311,000 within 4 months of execution
$ 827,000 within 8 months of execution

The Company will not order any material until the Customer makes the initial payment of $343,000.

The Estimated Completion Date is based on receipt of the executed Agreement and initial payment on or before February 23, 2007.

Reconciliation of the deposit will be completed within 6 months of the project completion date. Upon reconciliation of project costs, if the amount of the deposit made by the Customer exceeds actual project costs, the Company will issue a refund to the Customer for the overpayment. If the actual project costs exceed the amount the Customer has deposited, then the Customer shall pay the balance within 10 days of receipt of an invoice from the Company.

14.	Entire Agreement: This Agreement supersedes all previous representations, negotiations understandings or agreements, either written or oral, between the parties hereto or their representatives pertaining to the subject matter hereof and constitute the entire agreement of the parties.

US-27 HWY
WASHINGTON RD
2"S-MP T&C
BAGLEY RD
CHURCH
1760
POLE BARN
196
204
230
NORTH
T10N R2W SEC 5
NORTH STARTWP
GRATIOT CO
410
NORTH STAR TWP
05
26"
22"
PROPOSED
ETHANOL PLANT
LIBERTY
RENEWABLE FUELS
400' +/-
6"S-HP
GAS
CITY GATE
572
SERVICE DRIVE
ELEC SUB
CUSTOMER FUEL LINE
280
E FILLMORE RD
1128
1126
BAGLEY RD
1322
STORAGE
US 27